As filed with the Securities and Exchange Commission on April 26, 2017

Registration No. 333-217124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERONA PHARMA PLC

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Not Applicable

(Translation of Registrant’s Name into English)

United Kingdom (State or other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

3 More London Riverside

London SE1 2RE UK

Tel: +44 203 283 4200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

National Corporate Research, Ltd.

10 East 40th Street, 10th Floor

New York, New York 10016

+1 800 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Peter N. Handrinos	Claire A. Keast-Butler	Jonathan Parry	Divakar Gupta
Nathan Ajiashvili	Latham & Watkins LLP	White & Case LLP	Brent B. Siler
Latham & Watkins LLP	99 Bishopsgate	5 Old Broad Street	Charles S. Kim
200 Clarendon Street	London EC2M 3XF	London EC2N 1DW	Cooley LLP
Boston, Massachusetts 02116	United Kingdom	United Kingdom	1114 Avenue of the Americas
+1 617 948-6000	+44 20 7710-1000	+44 20 7532-1000	New York, New York 10036
+1 212 479-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†                                         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 is to amend the exhibit index and to submit Exhibit 5.1.  Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the filed exhibit.  No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.  Indemnification of directors and officers

Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(a)           all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(b)           expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company,(ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with the U.S. offering.

Item 7.  Recent sales of unregistered securities

Issuance of Capital Stock

•                  On March 25, 2014, the registrant issued 12,746,496 ordinary shares to certain new and existing investors for aggregate consideration of £14.0 million.

•                  On July 29, 2016, the registrant issued 31,115,926 units, with each unit consisting of one ordinary share and a warrant to purchase 0.4 of an ordinary share, to certain new and existing investors for aggregate consideration of £44.7 million.

Since January 1, 2014, the registrant has granted stock options to purchase an aggregate of 2,654,000 ordinary shares with exercise prices ranging from £1.10 to £3.30 per share, to certain employees and directors in connection with services provided to the registrant by such parties, as follows:

Grant Date	Number of options	Exercise price per share
May 15, 2014	180,000	£1.75
November 11, 2014	120,000	£1.10
January 29, 2015	652,000	£1.25
February 9, 2016	192,000	£2.00
February 9, 2016	100,000	£3.30
August 3, 2016	810,000	£1.80
September 13, 2016	300,000	£1.89
September 26, 2016	300,000	£2.04

Warrants

•                  On August 6, 2014, the registrant issued a warrant to purchase 200,000 ordinary shares to its nominated advisor at an exercise price of £1.10 for 133,333 ordinary shares and £1.75 for the remaining 66,667 ordinary shares.

•                  On July 29, 2016, the registrant issued warrants to purchase an aggregate of 12,446,370 ordinary shares to certain new and existing investors at an exercise price of £1.7238.

All of the foregoing issuances were made outside of the United States pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act.

Item 8.  Exhibits and financial statements

(a)  Exhibits.  The exhibits to this registration statement are listed in the Exhibit Index to this registration statement and incorporated herein by reference.

(b)  Financial Statement Schedules.  Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined financial statements or the notes thereto.

Item 9.  Undertakings

(a)                                 The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)                                  The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom on April 26, 2017.

VERONA PHARMA PLC

By:	/s/ Jan-Anders Karlsson
Name: Jan-Anders Karlsson, Ph.D.
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 26, 2017 in the capacities indicated:

	Name	Title

	/s/ Jan-Anders Karlsson	Chief Executive Officer and Member of the Board
	Jan-Anders Karlsson, Ph.D.	(Principal Executive Officer)

	/s/ Piers Morgan	Chief Financial Officer
	Piers Morgan	(Principal Financial Officer and Principal Accounting Officer)

	*	Chairman of the Board
David Ebsworth, Ph.D.

	*	Member of the Board
Ken Cunningham, M.D.

	*	Member of the Board
Rishi Gupta

	*	Member of the Board
Mahendra G. Shah, Ph.D.

	*	Member of the Board
Andrew Sinclair, Ph.D.

	*	Member of the Board
Vikas Sinha

	*	Member of the Board
Anders Ullman, M.D., Ph.D.

*By:	/s/ Jan-Anders Karlsson
Jan-Anders Karlsson, Ph.D.,
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Verona Pharma plc has signed this registration statement on April 26, 2017.

By:	/s/ Colleen A. DeVries
	Name:	Colleen A. DeVries
	Title:	SVP on behalf of National Corporate Research, Ltd.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement

3.1**	Articles of Association, as amended and as currently in effect

4.1**	Form of Deposit Agreement

4.2**	Form of American Depositary Receipt (included in Exhibit 4.1)

4.3**	Form of Warrant issued to each of the investors named in Schedule A thereto

4.4**	Warrant Instrument issued to NPlus1 Singer LLP

5.1	Opinion of Latham & Watkins LLP

10.1**	Registration Rights Agreement dated July 29, 2016 by and among Registrant and the investors set forth therein

10.2†**	Intellectual Property Assignment and Licence Agreement between Vernalis Development Limited and Rhinopharma Limited, as predecessor to Registrant, dated February 7, 2005

10.3**	Lease by and between the Registrant and Regus Management (UK) Limited dated October 17, 2014 and related Renewal Agreements dated September 30, 2015 and October 1, 2016

10.3.1**	Lease by and between the Registrant and Regus Management (UK) Limited dated October 26, 2016

10.3.2**	Lease by and between the Registrant and Regus Management (UK) Limited dated October 26, 2016

10.4#**	EMI Option Scheme

10.5#**	Unapproved Share Option Scheme, as amended

10.6#**	Employment Agreement, dated April 30, 2012, as amended, between Registrant and Jan-Anders Karlsson

10.7#**	Offer Letter, dated December 15, 2014, as amended, between Registrant and Kenneth Newman

10.8#**	Employment Agreement, dated September 24, 2016, between Registrant and Piers John Morgan

10.9#**	Employment Agreement, dated October 1, 2016, between Registrant and Claire Poll

10.10#**	Employment Agreement, dated October 1, 2016, as amended, between Registrant and Peter Spargo

10.11.1#**	Form of Indemnification Agreement for board members

10.11.2#**	Form of Indemnification Agreement for executive officers

10.12**	Relationship Agreement relating to Verona Pharma plc, dated July 29, 2016, by and among the Registrant, OrbiMed Private Investments VI, LP and NPlus1 Singer Advisory LLP

10.13**	Relationship Agreement relating to Verona Pharma plc, dated July 29, 2016, by and among the Registrant, Abingworth Bioventures VI LP and NPlus1 Singer Advisory LLP

10.14**

Relationship Agreement relating to Verona Pharma plc, dated July 29, 2016, by and among the Registrant, Vivo Ventures Fund VII, L.P., Vivo Ventures VII Affiliates Fund, L.P., Vivo Ventures Fund VI, L.P., Vivo Ventures VI Affiliates Fund, L.P. and NPlus1 Singer Advisory LLP

10.15#**	Form of 2017 Incentive Award Plan and forms of award agreements thereunder, to be effective the day prior to the listing of our ADSs on NASDAQ

10.16#**	Employment Agreement, dated March 27, 2017, between Registrant and Richard Hennings

16.1**	Letter of UHY Hacker Young, dated December 20, 2016, regarding change in the Registrant’s independent registered public accounting firm

21.1**	List of Subsidiaries

23.1	Consent of independent registered public accounting firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1.1**	Powers of Attorney (included on signature page to the registration statement)

24.1.2**	Power of Attorney of Mahendra G. Shah, Ph.D. (included on signature page to the registration statement)

99.1**	Request for Waiver from Requirements of Form 20-F, Item 8.A.4, dated January 27, 2017

**                                  Previously filed.

†                                         Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#                                         Indicates senior management contract or compensatory plan.